EXHIBIT 12

     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

              For the Three Months Ended March 31, 2001

                   (Dollar Amounts in Thousands)

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


                                                                Monongahela
                                                                   Power

      Earnings:
            Net income                                         $  30,089
            Plus:  Fixed charges (see below)                      14,649
                Income taxes                                      19,037
                Amort of capitalized interest                          4
                Income distributions of equity investee            2,160
            Less:  Capitalized interest                             (275)
                Inc from unconsolidated equity investee           (1,488)

            Total Earnings                                     $  64,176


      Fixed Charges:
            Interest on long-term debt                         $  12,834
            Other interest                                           692
            Estimated interest
              component of rentals                                 1,123

            Total Fixed Charges                                $  14,649


            Ratio of Earnings to Fixed Charges                      4.38

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